EXHIBIT 4.1



                        CERTIFICATE OF LIMITED PARTNERSHIP

                                        OF

                               DUQUESNE LIGHT L.P.


             This Certificate of Limited Partnership of Duquesne Light L.P. (the "Limited Partnership") has been duly executed and is being filed by Duquesne Light Company, a Pennsylvania corporation, as general partner, for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act as amended from time to time (6 Del.C. Section 17-101, et seq.).
   ------                 -- ---

        1. Name. The name of the Limited Partnership formed hereby is DUQUESNE LIGHT L.P.

        2. Registered Office and Agent. The address of the registered office of the Limited Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Limited Partnership's registered agent at that address is The Corporation Trust Company.

        3. General Partner. The name and mailing address of the general partner of the Limited Partnership is as follows:

                  Duquesne Light Company
                  One Oxford Centre
                  301 Grant Street
                  Pittsburgh, Pennsylvania 15279

             IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed the 27th day of April, 1994.

                                      DUQUESNE LIGHT COMPANY


                                      By: /s/ Gary L. Schwass
                                          -------------------
                                           Name:  Gary L. Schwass
                                           Title: Vice President - Finance
                                                  Chief Financial Officer